Exhibit 10.27
SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (the “Agreement”) is made by and between Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”) and A Joseph Peil (the “Executive”).
WHEREAS, the parties wish to resolve amicably the Executive’s separation from the Company and establish the terms of the Executive’s severance arrangement.
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
1.    Separation Date. The Executive’s effective date of separation from employment with the Company was September 8, 2026 (the “Separation Date”). As of the Separation Date, all salary payments will cease and any benefits the Executive has under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise expressly set forth in such benefit plan, this Agreement or the Employment Agreement (as defined below).
2.    Severance Benefits. Due to the Company’s termination of the Executive’s employment without Cause (as defined in the Employment Agreement), in return for the execution and non-revocation of this Agreement, and the Executive’s compliance with all of its terms and the terms of the Employment Agreement, the Company agrees to provide the Executive with payments and benefits as set forth in Section 4(b) of the Employment Agreement, dated and effective as of March 24, 2025, between the Executive and the Company (the “Employment Agreement”). The parties further acknowledge that, pursuant to the terms of the equity award agreements (the “Equity Award Agreements”) with respect to the outstanding equity awards set forth on Exhibit A attached hereto (the “Equity Awards”), the Executive shall receive vesting for a termination by the Company without Cause (as defined in the operative award agreements for such Equity Awards) not in connection with a Change in Control (as defined in the Equity Award Agreements) in accordance with the terms of the Equity Award Agreements. For the avoidance of doubt, the separation payments and benefits payable under the Employment Agreement and Equity Award Agreements for a termination without Cause are as follows:
a. Cash Severance Payment. A cash severance payment in the amount of $1,054,000, representing one times the sum of (i) the Executive's current Base Salary ($475,000) and (ii) the average Annual Performance Bonus actually paid to the Executive for the three fiscal years prior to the year of termination ($579,000, representing the average of $441,000 (2023), $550,000 (2024), and $746,000 (2025)), payable in equal installments over 12 months following the Separation Date in accordance with the Company's regular payroll practices, commencing within 60 days following the Separation Date.
b. Prorated 2026 Cash Performance Bonus. A prorated Annual Performance Bonus for fiscal year 2026, prorated for the period from January 1, 2026 through the Separation Date, based on actual Company performance as certified by the Compensation Committee (the “Compensation Committee”) of the
4899-2037-7536v.8

Board of Directors of the Company (the “Board”), including (i) AFFO per share performance for 2026 (weighted 50%), (ii) the Company's average ratio of pro forma net debt to annualized adit’s justed EBITDAre measured at each quarter end during 2026 (weighted 25%), and (iii) a subjective evaluation by the Compensation Committee of the Executive's performance during 2026 (weighted 25%), which evaluation shall be exercised in good faith and in the manner consistent with that exercised for the then-actively employed Company executives. The prorated bonus shall be payable at the same time and in the same manner as bonuses are paid to similarly situated executives, but in any event no later than March 15, 2027.
c. COBRA Benefits. The Company shall reimburse the Executive on a monthly basis for the full cost of maintaining health benefits coverage under COBRA at the Executive's current levels of benefits in effect immediately prior to the Separation Date (including family coverage, if such coverage was in effect immediately prior to the Separation Date) for a period of 12 months commencing immediately after the Separation Date; provided however, that the Executive shall timely and properly elect COBRA continuation coverage. The Company's obligation to reimburse COBRA premiums under this Section shall be contingent upon the Executive's submission of satisfactory proof of payment of COBRA premiums within 30 days of making the applicable payment (except that in the case of COBRA coverage for the month during which the Executive’s employment is terminated, the Executive shall have 60 days from the date of payment of such premiums to submit such proof), and the Company shall process such reimbursement within 30 days of receipt of such proof. The Company's reimbursement of COBRA continuation coverage shall cease at such time as the Executive (or the Executive’s family members or dependents, as applicable) is deemed eligible for group medical and/or dental coverage from another employer.
d. Accelerated Vesting of Time-Based Equity Awards. 100% of the Executive's unvested time-based Equity Awards shall vest on the Separation Date, with the aggregate number of unvested units as of the Separation Date set forth below:
    23,978 RSUs (including step-up adjustments for dividends paid by the Company through the Separation Date);
    18,541 LTIP Units
e. Accelerated Vesting of Performance-Based Equity Awards. Upon the Separation Date, the time-based vesting condition applicable to Executive's unvested performance-based Equity Awards shall be deemed satisfied and the performance-based vesting condition shall be achieved based on the Company’s actual total shareholder return ("TSR") performance relative to the applicable peer group, measured from the beginning of each Equity Award's respective performance period through the Separation Date, as determined by the Compensation Committee, with the aggregate number of unvested units as of the Separation Date set forth below:
    Target 13,642 RSUs;
    Maximum 76,857 LTIP Units

f. Accrued Obligations. The Executive shall receive (i) Base Salary earned through the Separation Date not theretofore paid, (ii) reimbursement of any business expenses incurred prior to the Separation Date in accordance with the Company's expense reimbursement policy, and (iii) any amounts accrued and fully vested under the Company's employee benefit plans and programs.
3.    Release of Claims. In consideration of the severance benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), all employee benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including but not limited to any and all claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (OWBPA), the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), and the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Executive’s employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement (a) prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency; or (b) should be considered a release of the Executive’s (i) rights under this Agreement, (ii) rights under the Equity Award Agreements to the extent expressly contemplated herein, (iii) rights under any other contract preserved by this Agreement, (iv) right to receive COBRA continuation coverage in accordance with applicable law, (v) right to vested benefits under any qualified retirement plan, (vi) right to pursue claims under ERISA with respect to an employee benefit plan of the Company, (vii) rights to indemnification the Executive has or may have under the by-laws of the Company, the Employment Agreement, or as an insured under any liability insurance policy now or previously in force, including but not limited to directors’ and officers’ liability policies, employment practices liability policies, general liability policies, or any other policy in effect during the Executive’s employment with the Company, (viii) right to file for unemployment insurance benefits, (ix) right to file a claim for workers’ compensation benefits, or (x) any rights that cannot be released or waived as a matter of applicable law.

4.    Post-Termination Obligations. The Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company (the “Proprietary Information”). The Executive further acknowledges and reaffirms his continuing obligations to the Company pursuant to the terms of Sections 5 and 6 of the Employment Agreement, which obligations remain in full force and effect. Notwithstanding anything in the Employment Agreement:
a.    Nothing in this Section 4 or the Employment Agreement shall prevent the Executive from disclosing Proprietary Information to the extent required by law. Additionally, nothing in this Agreement or the Employment Agreement shall be construed to impede or limit the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Further, nothing in this Agreement or the Employment Agreement shall preclude the Executive’s right to receive an award from a governmental entity for information provided under any whistleblower or similar program.
b.    The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, provided, that the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.    Return of Company Property. The Executive represents that he has returned to the Company all Company property and equipment in his possession or control, including, but not limited to, computer equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), customer information, customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). The Executive also represents that he has not intentionally destroyed any electronic Company documents in connection with the termination of his employment, including those that he developed or helped develop during his employment. The Executive further covenants to take all necessary steps to make known to the Company any accounts for his benefit, if any, in the Company’s name, which are known to Executive but not otherwise known to the Company, and otherwise to cooperate with the Company in the cancellation of all accounts for his benefit, if any, in the Company’s name (and/or the transition of those accounts to Executive), including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, pager accounts, and computer accounts, and will not after the Separation Date use any such accounts that remain in the name of the Company.
6.    Business Expenses and Final Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred by him in conjunction with his employment with the Company and that no other reimbursements are owed to him. The Executive further acknowledges that he has been provided with all compensation and benefits due to him as of the Separation Date, including, but not limited to, any and all wages, bonuses, equity and any accrued but unused vacation time, and that he is not entitled to receive any additional consideration beyond that provided for pursuant to Sections 1 and 2 of this Agreement.
7.    Cooperation. Both prior to the Separation Date and thereafter without limitation of time, the Executive agrees to provide thorough and accurate information and testimony to or on behalf of the Company or any of its affiliates regarding any threatened, pending or future investigation, court case or action by or against the Company or any of its affiliates that is initiated or pursued by any person or entity or by any government agency; provided, the Executive agrees not to disclose to or discuss with anyone who is not, on behalf of the Company or any of its affiliates, directing or assisting in such investigation, court case or action, other than the Executive’s attorney, if any, the fact of or the subject matter of any such investigation, court case or action, except as required by law. The Company and its affiliates will cooperate with the Executive to arrange times that reasonably accommodate the Executive’s schedule and will reimburse the Executive for any reasonable out-of-pocket travel or similar costs incurred as a result of the Executive’s compliance with this Section 7, provided such costs are pre-approved by the Company.
8.    Nature of Agreement. The Executive understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
9.    Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
10.    Validity. Should any provision of this Agreement or the Employment Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement or the Employment Agreement.
11.    Non-Disparagement. The Executive understands and agrees that as a condition for receipt of the severance benefits, he shall not make any false, disparaging or derogatory statements in public or private to any person or entity, including without limitation any media outlet, regarding the Company or any of its directors, officers, employees, agents, or representatives or regarding the Company’s business affairs and financial condition. The Executive further acknowledges and reaffirms his continuing obligations to the Company pursuant to the terms of Section 6(c)(i) of the Employment Agreement and the Company further acknowledges and reaffirms its continuing obligations to the Executive pursuant to the terms of Section 6(c)(ii) of the Employment Agreement. Within ten (10) business days following the Separation Date, the Company shall issue the instruction to its executive officers (as defined under Section 16 of the Exchange Act) and the members of the Board of Directors of the Company (the “Board”) contemplated by Section 6(c)(ii) of the Employment Agreement. This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
12.    Tax Acknowledgement. In connection with the severance benefits provided to the Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments pursuant to this Agreement.
13.    Entire Agreement. This Agreement and the Employment Agreement contain and constitute the entire understanding and agreement between the parties hereto with respect to severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.
14.    Applicable Law and Consent to Jurisdiction. This Agreement shall be interpreted and construed by the laws of the State of New Jersey, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New Jersey or if appropriate, a federal court located in New Jersey (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
15.    Acknowledgments. The Executive acknowledges that he has been given at least twenty-one (21) days to consider the release of claims set forth in this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement. The Executive further acknowledges that he may revoke this Agreement for a period of seven (7) days after the execution of this Agreement. If no such revocation occurs, the Agreement (including the release of claims contained in this Agreement) will become irrevocable and binding and enforceable against the Executive, on the date next following the day on which the foregoing 7-day period elapsed. If Executive elects to revoke this Agreement during the seven-day revocation period, such revocation must be in writing and, within seven (7) days of the date upon which this Agreement was signed by him, personally delivered or mailed to the Company, ATTN: Robert W. Salisbury, 5 Vaughn Dr, Ste 202 Princeton, NJ, 08540, and, if mailed, postmarked within seven (7) days of the date upon which this Agreement was signed by Executive. The Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled. The Executive further acknowledges that this Agreement does not waive any rights or claims which arise after the date he executes this Agreement.
16.    Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
17.    Section 409A Compliance.
a.    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Company shall adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of or correct the Agreement to reduce the penalties under Section 409A of the Code.
b.    Any reimbursement payments will be made promptly and in accordance with Company policy; however, in no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred. The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.
c.    For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
d.    To the extent any amounts under this Agreement are payable by reference to termination of employment, Separation Date, or similar terms, such term shall be deemed to refer to a “separation from service,” within the meaning of Section 409A of the Code.
e.    Any provision of this Agreement to the contrary notwithstanding, if, as of the Separation Date, the Company determines that the Executive is a “specified employee” (within the meaning of Section 409A of the Code), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A of the Code, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
f.    If the 60-day release timing period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any payments subject to Section 409A of the Code that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.
IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.
ESSENTIAL PROPERTIES REALTY TRUST, INC.

By: /s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: Chief Executive Officer
Dated:

A JOSEPH PEIL

/s/ A Joseph Peil
A Joseph Peil
Dated:

Exhibit A
Equity Awards
1.    Restricted Stock Unit Award Notice and Agreement, dated February 17, 2023
2.    Restricted Stock Unit Award Notice and Agreement, dated February 16, 2024
3.    LTIP Unit Award Notice and Agreement, dated February 20, 2025
4.    LTIP Unit Award Notice and Agreement, dated February 20, 2026
5.    Performance-Based Restricted Stock Unit Award Notice and Agreement, dated February 17, 2023
6.    Performance-Based Restricted Stock Unit Award Notice and Agreement, dated February 16, 2024
7.    Performance-Based LTIP Unit Award Notice and Agreement, dated February 20, 2025
8.    Performance-Based LTIP Unit Award Notice and Agreement, dated February 20, 2026